EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Operations	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2011 First Quarter Results
OMAHA, Neb., December 22, 2010—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first fiscal quarter ended November 30, 2010.
First Quarter Results
First fiscal quarter 2011 total revenues of $89.2 million increased 4 percent from $86.0 million in the same prior year period. Net earnings were $4.3 million or $0.34 per diluted share compared with $6.7 million or $0.53 per diluted share, in the prior fiscal year’s first quarter.
Total irrigation equipment revenues increased 13 percent to $60.0 million from $53.3 million in the prior fiscal year’s first quarter. U.S. irrigation revenues of $36.6 million increased 14 percent, while international irrigation revenues of $23.4 million increased 11 percent as compared to the same prior year period. Infrastructure revenues decreased 11 percent from $32.7 million to $29.2 million primarily from lower sales of Quickchange Moveable Barrier (QMB) product. Revenues in the first quarter of fiscal 2010 included $15.6 million of the Mexico City barrier project, which was completed later in the year.
Gross margin was 27.2 percent compared to 30.0 percent in the prior fiscal year’s first quarter. Infrastructure margins were lower primarily due to decreased revenues of higher margin QMB product. Irrigation margins were essentially flat as compared to the same prior year period.
Operating expenses increased $3.0 million to $17.6 million compared to the first quarter of the prior fiscal year. The increase in operating expenses included $0.7 million of incremental expenses for environmental monitoring and remediation as part of ongoing development and implementation of the EPA work plan at our Lindsay, Nebraska facility. In addition, higher research and development expenses, higher personnel related costs, sales commissions for QMB and the acquisition of Digitec Inc., also contributed to this increase. Operating income was $6.6 million compared to $11.2 million in the same prior year period.
Cash and cash equivalents of $80.5 million were $11.2 million lower compared with last year, while debt decreased $12.3 million over the same period.
Lindsay’s backlog of unshipped orders at November 30, 2010 was $59.7 million compared with $36.1 million at November 30, 2009 and $38.4 million at August 31, 2010.

Outlook
Rick Parod, president and chief executive officer, commented, “Solid revenue growth in irrigation resulted from strong farmer sentiment as commodity prices have improved from the previous year. The latest USDA estimate for 2010 net farm income is 31% higher than 2009 and projected to be the third highest on record. Order flow is strong as we enter the irrigation selling season and we anticipate a continuation of the strong, global, industry demand.”
Parod continued, “We continue to see growing interest in our QMB systems. Approximately half of a major QMB project was completed and billed in the quarter and we expect to ship the balance in the second fiscal quarter. The overall outlook for infrastructure spending remains uncertain with a multi-year U.S. highway bill not expected until sometime in 2011 and global governmental budget constraints.”
Parod added, “Increased operating expenses in the quarter primarily reflect growth initiatives for both business segments. For our business overall, the global, long-term drivers of water use efficiency, population growth, increasing importance of biofuels, and improvements in infrastructure safety and security remain positive.”
First-Quarter Conference Call
Lindsay’s fiscal 2011 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID# 30505608. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At November 30, 2010, Lindsay had approximately 12.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	November 30,	November 30,	August 31,
($ in thousands, except par values)	2010	2009	2010
ASSETS
Current Assets:
Cash and cash equivalents	$80,535	$91,750	$83,418
Receivables, net of allowance of $2,187, $2,097 and $2,244, respectively	60,000	51,552	63,629
Inventories, net	53,147	44,327	45,296
Deferred income taxes	5,740	6,877	6,722
Other current assets	8,540	6,660	8,946

Total current assets	207,962	201,166	208,011

Property, plant and equipment, net	56,794	59,949	57,646
Other intangible assets, net	28,078	29,045	27,715
Goodwill, net	28,123	24,530	27,395
Other noncurrent assets	4,809	5,646	4,714

Total assets	$325,766	$320,336	$325,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,316	$26,291	$26,501
Current portion of long-term debt	4,286	6,171	4,286
Other current liabilities	25,922	31,958	36,295

Total current liabilities	63,524	64,420	67,082

Pension benefits liabilities	6,344	6,407	6,400
Long-term debt	7,500	17,912	8,571
Deferred income taxes	11,461	10,510	10,816
Other noncurrent liabilities	1,994	4,598	3,005

Total liabilities	90,823	103,847	95,874

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,241,649, 18,173,896 and 18,184,820 shares issued at November 30, 2010 and 2009 and August 31, 2010, respectively)	18,242	18,174	18,185
Capital in excess of stated value	31,942	29,240	30,756
Retained earnings	273,494	255,273	270,272
Less treasury stock (at cost, 5,698,448, 5,763,448 and 5,698,448 shares at November 30, 2010 and 2009 and August 31, 2010, respectively)	(90,961)	(91,998)	(90,961)
Accumulated other comprehensive income, net	2,226	5,800	1,355

Total shareholders’ equity	234,943	216,489	229,607

Total liabilities and shareholders’ equity	$325,766	$320,336	$325,481

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	November 30,
(in thousands, except per share amounts)	2010	2009

Operating revenues	$89,166	$85,970
Cost of operating revenues	64,943	60,166

Gross profit	24,223	25,804

Operating expenses:
Selling expense	7,018	5,523
General and administrative expense	8,031	7,336
Engineering and research expense	2,564	1,784

Total operating expenses	17,613	14,643

Operating income	6,610	11,161

Other income (expense):
Interest expense	(186)	(461)
Interest income	42	83
Other income (expense), net	111	145

Earnings before income taxes	6,577	10,928

Income tax provision	2,291	4,251

Net earnings	$4,286	$6,677

Basic net earnings per share	$0.34	$0.54

Diluted net earnings per share	$0.34	$0.53

Weighted average shares outstanding	12,502	12,380
Diluted effect of stock equivalents	142	161

Weighted average shares outstanding assuming dilution	12,644	12,541

Cash dividends per share	$0.085	$0.080

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	November 30,
($ in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,286	$6,677
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,926	2,681
Provision for uncollectible accounts receivable	21	149
Deferred income taxes	(78)	(447)
Stock-based compensation expense	933	613
Gain on disposal of fixed assets	(33)	(92)
Other, net	(81)	(1)
Changes in assets and liabilities:
Receivables	4,429	(7,813)
Inventories	(7,134)	2,222
Other current assets	483	(437)
Accounts payable	6,550	5,916
Other current liabilities	(8,350)	(3,452)
Current taxes payable	(812)	4,276
Other noncurrent assets and liabilities	(967)	(769)

Net cash provided by operating activities	2,173	9,523

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,484)	(1,436)
Proceeds from sale of property, plant and equipment	43	92
Acquisition of business, net of cash acquired	(1,279)	(132)
Payment for settlement of net investment hedge	(734)	—

Net cash used in investing activities	(3,454)	(1,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under stock compensation plans	(187)	(507)
Principal payments on long-term debt	(1,071)	(1,543)
Excess tax benefits from stock-based compensation	609	310
Dividends paid	(1,064)	(992)

Net cash used in financing activities	(1,713)	(2,732)

Effect of exchange rate changes on cash	111	506

Net (decrease) increase in cash and cash equivalents	(2,883)	5,821
Cash and cash equivalents, beginning of period	83,418	85,929

Cash and cash equivalents, end of period	$80,535	$91,750